Exhibit 10.2
MONARCH COMMUNITY BANK
DIRECTORS’ DEFERRED COMPENSATION PLAN
WHEREAS, Monarch Community Bank, previously known as Branch County Federal Savings & Loan Association (the “Bank) previously established the Branch County Federal Savings & Loan Association Directors’ Deferred Compensation Plan dated July 8, 1998 (the “Plan”) to provide members of the Bank’s Board of Directors the opportunity to defer the receipt of director’s fees until retirement; and
WHEREAS, the Bank has determined that the Plan shall be renamed the Monarch Community Bank Directors’ Deferred Compensation Plan; and
WHEREAS, The Plan was frozen on December 31, 2004; and
WHEREAS, the Bank wishes to amend and restate the Plan without enhancing any benefit or creating any material modification to terms and conditions of the Plan as it applies to the amounts deferred prior by Directors prior to December 31, 2004.
A. Participants. Any member of the Board of Directors (“Director”) of the Bank may elect to become a participant (“Participant”) under this plan (the “Plan”) by filing a written Notice of Election To Participate (“Notice”) with the Bank, in the form prescribed by the Board of Directors. Effective
B. Deferred Compensation. Any Participant may elect, in accordance with Section E of this Agreement, to defer annually the receipt of all or a portion of the director’s fees otherwise payable to him by the Bank in any calendar year. Any director’s fee deferred pursuant to this Section shall be recorded by the Bank in a deferred compensation account (“Account”) maintained in the name of the Participant. The Account shall be credited on each date for payment of director’s fees, in accordance with the Bank’s normal practices. Only director’s fees that would have payable to a Participant prior to January 1, 2005, will be subject to a deferral election under this Plan.
The Bank shall furnish each Participant with a semiannual statement of his Account. The Bank shall also credit interest on the amounts in an Account to the Account until final distribution of the Account pursuant to Section D of the Plan. The amount of director’s fees that a Participant elects to defer under this Section will remain constant until changed by the Participant in accordance with Section E of the Plan.
C. Interest on Deferred Amounts. All amounts credited to an Account shall be credited with interest at a rate equal to the greater of five percent (5%) or the Bank’s Return on Average Equity, until the Account has been fully distributed. “Return on Average Equity” shall mean the Bank’s return on average equity for its most recently ended fiscal year, computed in accordance with generally accepted accounting principles, consistently applied.

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D. Distribution.
1.	The Participant will be entitled to receive all amounts credited to the Participant’s Account upon the later of the attainment of the age irrevocably elected on the Notice or termination of services as a Director with the Bank for any reason other than death. The Participant may elect one of the following forms of payment at the time of deferral: (1) in a lump sum, or (2) in 120 substantially equal monthly installments. The Participant may change the form of benefit payment initially elected under this Section D.1., no later than 1 year in advance of the first scheduled payment under this Plan.

2.	The Participant’s designated beneficiary or beneficiaries will be entitled to receive all amounts credited to the Account of the Participant upon termination of a Participant’s service as a Director by reason of his death. The Participant’s Account shall be payable pursuant to paragraph (4) of this Section.

3.	The balance of a Participant’s Account shall be payable to the Participant’s designated beneficiary or beneficiaries pursuant to paragraph (4) of this Section upon the death of the participant prior to complete distribution to him of the entire balance of his Account (and after the date of termination of his service as a Director with the Bank.

4.	The Bank shall direct distribution of the amounts credited to a Participant’s Account, including interest credited thereon pursuant to Section C, to a Participant or his beneficiary or beneficiaries pursuant to the preceding paragraphs of this Section D.1.-3. If Participant has not elected a method of payment in the manner set forth in this Section D.1., than the Bank shall distribute the benefit in 120 substantially equal monthly installments. Distribution shall be made or commence on the first day of the month following:
a.	the later of the date upon which the Participant attains the age irrevocably elected on the Notice of Election to Participate or the Participant’s service as a Director terminates in the event of a distribution pursuant to paragraph (1) of this Section; or

b.	the date of the Participant’s death in the event of a distribution pursuant to paragraphs (2) or (3) of this Section.
Subsequent installments, if any, shall be made on the monthly anniversary dates of the date of the first installment. Each installment, if any, shall include interest credited to the balance of the Account pursuant to Section C.
E. Election To Defer Compensation. The Notice by which a Participant elects to defer director’s fees as provided in this Agreement shall be in writing, signed by the Participant, and delivered to the Bank prior to August 1, 1998 and thereafter prior to the beginning of the semiannual period in which the director’s fees to be deferred are otherwise payable to the participant. A semiannual period is considered to be the period from January 1 to June 30 and July 1 to December 31 of each calendar year. The Notice shall continue until a new Notice is delivered by the Participant to the Bank. The new Notice shall only apply to director’s fees otherwise payable to the Participant after the end of the semiannual period in which the Notice is delivered to the Bank. The Notice shall be irrevocable with respect to any director’s fees covered

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by the Notice, including the director’s fees payable in the semiannual period in which the Notice is delivered to the Bank. The age election made by the Participant is irrevocable.
F. Participant’s Rights Unsecured. The right of the Participant or his designated beneficiary to receive a distribution shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor his designated beneficiary shall have any rights in or against any amount credited to his account or any other specific assets of the Bank All amounts credited to an Account shall constitute general assets of the Bank and may be disposed of by the Bank at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by a Participant or any beneficiary.
G. Amendment to the Plan. The Board may amend the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment shall divest any Participant or beneficiary of the credits to his Account, or of any rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment.
H. Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, distributions from a Participant’s Account shall be made pursuant to Section D. No additional director’s fees shall be deferred to the Account of a Participant following termination of the Plan. However, interest thereon will continue to be credited pursuant to Section C.
I. Expenses. Costs of administration of the Plan will be paid by the Bank.
J. Notices. Any notice or election required or permitted to be given hereunder shall be in writing and shall be deemed to be filed;
1.	on the date it is personally delivered to the Treasurer of the Bank; or

2.	three business days after it is sent by registered or certified mail, addressed to such Treasurer at 375 North Willowbrook Road, Coldwater, Michigan 49036,
Dated: March 27, 2008

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